Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-248947, File 333-206184, File No. 333-196909, and File No. 333-116998) of Novation Companies, Inc. of our report dated March 4, 2021 relating to the consolidated financial statements that appear in this Annual Report on Form 10-K as of and for the year ended December 31, 2020.  Our report dated March 4, 2021 contained an emphasis of matter paragraph related to substantial doubt about the Company to continue as a going concern.

/s/ BOULAY PLLP

Minneapolis, MN

March 4, 2021